Exhibit 99.1

Travel + Leisure Co. Reports Fourth Quarter and Full-Year 2023 Results and Provides 2024 Outlook

ORLANDO, Fla. (February 21, 2024) — Travel + Leisure Co. (NYSE:TNL), the world’s leading membership and leisure travel company, today reported fourth quarter and full-year 2023 financial results for the period ended December 31, 2023.

Fourth quarter 2023 highlights:
•Net income of $129 million (diluted EPS of $1.77) on net revenue of $935 million
•Adjusted EBITDA of $240 million and Adjusted diluted EPS of $1.98 (1)
•Repurchased $40 million of common stock during the fourth quarter

Full-year 2023 highlights:
•Net income of $396 million (diluted EPS of $5.28) on net revenue of $3.8 billion
•Adjusted EBITDA of $908 million and Adjusted diluted EPS of $5.70(1)
•Net cash provided by operating activities of $350 million and Adjusted free cash flow of $379 million(1)
•Repurchased $307 million of common stock during the full-year

Outlook:
•Full Year 2024 Adjusted EBITDA expected to range from $910 million to $930 million and first quarter 2024 Adjusted EBITDA expected to range from $185 million to $190 million
•The Company will recommend increasing first quarter 2024 dividend to $0.50 per share for approval by the Board of Directors

“Our team produced strong year-over-year growth in revenue, vacation ownership sales and adjusted EBITDA, enabling us to return $443 million in capital to shareholders through dividends and stock buybacks," said Michael D. Brown, President and CEO of Travel + Leisure Co. "Our core vacation ownership business performed at or better than our expectations on every key measure, effectively leveraging continued leisure travel demand."

“Our multi-brand strategy is coming to fruition. We recently announced the acquisition of Accor Vacation Club, building upon our presence in Asia-Pacific. We start the year with a vacation ownership brand portfolio including Wyndham, Margaritaville, Sports Illustrated, which we added last September, and soon Accor. We have great momentum coming into 2024. We expect that momentum, combined with a strong leisure travel market, to drive earnings and adjusted free cash flow,” Brown concluded.

(1) This press release includes Adjusted EBITDA, Adjusted diluted EPS, Adjusted free cash flow, Gross VOI sales and Adjusted net income, which are measures that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See "Presentation of Financial Information" and the tables for the definitions and reconciliations of these non-GAAP measures. Forward-looking non-GAAP measures are presented in this press release only on a non-GAAP basis because not all of the information necessary for a quantitative reconciliation is available without unreasonable effort.

Business Segment Results
The results of operations during the fourth quarter and full-year of 2023 and 2022.

Vacation Ownership

$ in millions	Q4 2023	Q4 2022	% change	FY 2023	FY 2022	% change
Revenue	$776	$737	5%	$3,041	$2,835	7%
Adjusted EBITDA	$208	$186	12%	$729	$665	10%

Vacation Ownership revenue increased 5% to $776 million in the fourth quarter of 2023 compared to the same period in the prior year. Net vacation ownership interest (VOI) sales were $410 million in the fourth quarter compared to $384 million in the prior year period, and Gross VOI sales were $540 million compared to $521 million in the prior year. Gross VOI sales were driven by 172,000 tours during the quarter compared to 147,000 in the same period last year, partially offset by an 11% decrease in VPG due to a higher mix of new owner tours.

Fourth quarter Adjusted EBITDA was $208 million compared to $186 million in the prior year period, with the revenue growth partially offset by an increase in marketing costs to support increased tour flow and new owner mix.

Travel and Membership

$ in millions	Q4 2023	Q4 2022	% change	FY 2023	FY 2022	% change
Revenue	$158	$163	(3)%	$711	$735	(3)%
Adjusted EBITDA	$52	$57	(9)%	$247	$268	(8)%

Travel and Membership revenue decreased 3% to $158 million in the fourth quarter of 2023 compared to the same period in the prior year. This was driven by a 6% decrease in transactions offset by a 2%
increase in revenue per transaction. The transaction decline was driven by lower exchange transaction propensity and a decrease in Travel Club transactions.

Fourth quarter Adjusted EBITDA was $52 million compared to $57 million in the prior year due to lower transaction revenue, partially offset by lower staff costs.

Balance Sheet and Liquidity
Net Debt — As of December 31, 2023, the Company's leverage ratio for covenant purposes was 3.4x. The Company had $3.6 billion of corporate debt outstanding as of December 31, 2023, which excluded $2.1 billion of non-recourse debt related to its securitized notes receivables portfolio. Additionally, the Company had cash and cash equivalents of $282 million. At the end of the fourth quarter, the Company had $1.3 billion of liquidity in cash and cash equivalents and revolving credit facility availability.

The Company amended the credit agreement governing its $1 billion revolving credit facility and term loan B facilities on December 20, 2023. This amendment refinanced $298 million of outstanding borrowings under the 2022 Incremental Term Loan B and included an additional $300 million of borrowings. We expect to use net proceeds from the 2023 Incremental Term Loan B facility, together with available cash on hand and revolving credit facility borrowings to repay our outstanding $300 million 5.65% secured notes due April 2024 and pay related fees and expenses.

Timeshare Receivables Financing — The Company closed on a $300 million term securitization on October 19, 2023 with a weighted average coupon of 6.78% and a 91.8% advance rate and an incremental $238 million term securitization on December 20, 2023 with a coupon of 6.51% and an 80.0% advance rate.

Cash Flow — For the full-year 2023, net cash provided by operating activities was $350 million compared to $442 million in the prior year. Adjusted free cash flow was $379 million in 2023 compared to $439 million in the prior year. These decreases in 2023 were primarily attributable to an increase in cash utilization for working capital, including impacts of the Sports Illustrated agreement and continued growth in our loan portfolio.

Share Repurchases — During the fourth quarter of 2023, the Company repurchased 1.1 million shares of common stock for $40 million at an average price of $35.67 per share. For the full-year 2023, the Company repurchased 7.8 million shares of common stock for $307 million at an average price of $39.11 per share. As of December 31, 2023, the Company had $170 million remaining in its share repurchase authorization.

Dividend — The Company paid $32 million ($0.45 per share) in cash dividends on December 29, 2023 to shareholders of record as of December 15, 2023. For the full-year 2023, Travel + Leisure Co. paid an aggregate $136 million in dividends to shareholders. Management will recommend a first quarter dividend of $0.50 per share for approval by the Company's Board of Directors in March 2024.

Other Items

Taxes — During the quarter a valuation allowance associated with foreign tax credit carryforwards was partially reversed as the Company now expects that the benefit of the credits will be realized. This resulted in a diluted EPS benefit of $0.37 for the quarter and a diluted EPS benefit of $0.35 for the full year.

Outlook
The Company is providing guidance regarding expectations for the 2024 full year:

•Adjusted EBITDA to range from $910 million to $930 million.

•Gross VOI sales of $2.25 billion to $2.35 billion

•VPG of $2,900 to $3,000

The Company is providing guidance regarding expectations for the first quarter 2024:

•Adjusted EBITDA to range from $185 million to $190 million

•Gross VOI sales of $460 million to $480 million

•VPG of $2,925 to $3,025

•Travel and Membership Adjusted EBITDA of $75 million to $80 million

Following are sensitivities to full year Adjusted EBITDA guidance. The impact of 100 bps change in our key Vacation Ownership drivers would be expected to be as follows:

•Tours: approximately $6 million change in Adjusted EBITDA

•VPG: approximately $11 million change in Adjusted EBITDA

Sensitivities to Adjusted EBITDA are based on average system-wide trends. Operating circumstances, including but not limited to brand mix, geographical concentration or market segment variability, may cause the impact to differ materially.

This guidance is presented only on a non-GAAP basis because not all of the information necessary for a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure is available without unreasonable effort, primarily due to uncertainties relating to the occurrence or amount of these adjustments that may arise in the future. Where one or more of the currently unavailable items is applicable, some items could be material, individually or in the aggregate, to GAAP reported results.

Conference Call Information
Travel + Leisure Co. will hold a conference call with investors to discuss the Company’s results and outlook today at 8:30 a.m. ET. Participants may listen to a simultaneous webcast of the conference call, which may be accessed through the Company's website at travelandleisureco.com/investors, or by dialing 877-733-4794 ten minutes before the scheduled start time. For those unable to listen to the live broadcast, an archive of the webcast will be available on the Company's website for 90 days beginning at 12:00 p.m. ET today.

Presentation of Financial Information
Financial information discussed in this press release includes non-GAAP measures such as Adjusted EBITDA, Adjusted diluted EPS, Adjusted free cash flow, gross VOI sales and Adjusted net income, which include or exclude certain items, as well as non-GAAP guidance. The Company utilizes non-GAAP measures, defined in Table 5, on a regular basis to assess performance of its reportable segments and allocate resources. These non-GAAP measures differ from reported GAAP results and are intended to illustrate what management believes are relevant period-over-period comparisons and are helpful to investors when considered with GAAP measures as an additional tool for further understanding and assessing the Company’s ongoing operating performance by adjusting for items which in our view do not necessarily reflect ongoing performance. Management also internally uses these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. Exclusion of items in the Company’s non-GAAP presentation should not be considered an inference that these items are unusual, infrequent or non-recurring. Full reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures for the reported periods appear in the financial tables section of the press release.

The Company may use its website as a means of disclosing information concerning its operations, results and prospects, including information which may constitute material nonpublic information, and for complying with its disclosure obligations under SEC Regulation FD. Disclosure of such information will be included on the Company’s website in the Investor Relations section at travelandleisureco.com/investors. Accordingly, investors should monitor that Investor Relations section of the Company website, in addition to accessing its press releases, its submissions and filings with the SEC, and its publicly noticed conference calls and webcasts.

About Travel + Leisure Co.
As the world’s leading membership and leisure travel company, Travel + Leisure Co. (NYSE:TNL) transformed the way families vacation with the introduction of the most dynamic points-based vacation ownership program at Club Wyndham, and the first vacation exchange network, RCI. The company delivers more than six million vacations each year at 245+ timeshare resorts worldwide, through tailored travel and membership products, and via Travel + Leisure GO - the signature subscription travel club inspired by the pages of Travel + Leisure magazine. With hospitality and responsible tourism at the heart of all we do, our 19,000+ dedicated associates bring out the best in people and places around the globe. We put the world on vacation. Learn more at travelandleisureco.com.

Forward-Looking Statements
This press release includes “forward-looking statements” as that term is defined by the Securities and Exchange Commission (“SEC”). Forward-looking statements are any statements other than statements of historical fact, including statements regarding our expectations, beliefs, hopes, intentions or strategies regarding the future. In some cases, forward-looking statements can be identified by the use of words such as “may,” “will,” “expects,” “should,” “believes,” “plans,” “anticipates,” “estimates,” “predicts,” “potential,” “continue,” “future” or other words of similar meaning. Forward-looking statements are subject to risks and uncertainties that could cause actual results of Travel + Leisure Co. and its subsidiaries (“Travel + Leisure Co.” or “we”) to differ materially from those discussed in, or implied by, the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the acquisition of the Travel + Leisure brand and the future prospects and plans for Travel + Leisure Co., including our ability to execute our strategies to grow our cornerstone timeshare and exchange businesses and expand into the broader leisure travel industry through new business extensions; our ability to compete in the highly competitive timeshare and leisure travel industries; uncertainties related to acquisitions, dispositions and other strategic transactions; the health of the travel industry and declines or disruptions caused by adverse economic conditions (including inflation, higher interest rates, and recessionary pressures), terrorism or acts of gun violence, political strife, war (including hostilities in Ukraine and the Middle East), pandemics, and severe weather events and other natural disasters; adverse changes in consumer travel and vacation patterns, consumer preferences and demand for our products; increased or unanticipated operating costs and other inherent business risks; our ability to comply with financial and restrictive covenants under our indebtedness; our ability to access capital and insurance markets on reasonable terms, at a reasonable cost or at all; maintaining the integrity of internal or customer data and protecting our systems from cyber-attacks; uncertainty with respect to potential resurgences of the novel coronavirus global pandemic (“COVID-19”) and its impacts; the timing and amount of future dividends and share repurchases, if any; and those other factors disclosed as risks under “Risk Factors” in documents we have filed with the SEC, including in Part I, Item 1A of our Annual Report on Form 10-K most recently filed with the SEC. We caution readers that any such statements are based on currently available operational, financial and competitive information, and they should not place undue reliance on these forward-looking statements, which reflect management’s opinion only as of the date on which they were made. Except as required by law, we undertake no obligation to review or update these forward-looking statements to reflect events or circumstances as they occur.

Contacts

Investors:
Kendrick Calilao
Investor Relations
(407) 626-4487
Kendrick.Calilao@travelandleisure.com

Media:
Steven Goldsmith
Public Relations
(407) 626-5882
Steven.Goldsmith@travelandleisure.com

Travel + Leisure Co.
Table of Contents

Table Number
1.Consolidated Statements of Income (Unaudited)
2.Summary Data Sheet
3.Non-GAAP Measure: Reconciliation of Net Income to Adjusted Net Income to Adjusted EBITDA
4.Non-GAAP Measure: Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow
5.Definitions

Table 1

Travel + Leisure Co.
Consolidated Statements of Income (Unaudited)
(in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net revenues
Service and membership fees	$386	$389	$1,649	$1,611
Net VOI sales	410	384	1,582	1,484
Consumer financing	114	105	427	406
Other	25	21	92	66
Net revenues	935	899	3,750	3,567

Expenses
Operating	409	401	1,684	1,603
Cost of vacation ownership interests	25	32	133	157
Consumer financing interest	31	24	112	79
General and administrative	107	120	454	479
Marketing	128	114	507	451
Depreciation and amortization	29	28	112	119
Restructuring	14	7	26	14
Asset impairments, net	1	12	—	10
COVID-19 related costs	—	—	—	2
Total expenses	744	738	3,028	2,914
Loss on sale of business	—	—	2	—
Operating income	191	161	720	653
Interest expense	68	51	251	195
Interest (income)	(4)	(3)	(13)	(6)
Other (income), net	—	(6)	(3)	(22)
Income before income taxes	127	119	485	486
(Benefit)/provision for income taxes	(2)	29	94	130
Net income from continuing operations	129	90	391	356
Gain on disposal of discontinued business, net of income taxes	—	—	5	1
Net income attributable to TNL shareholders	$129	$90	$396	$357

Basic earnings per share
Continuing operations	$1.78	$1.13	$5.24	$4.27
Discontinued operations	—	—	0.07	0.01
	$1.78	$1.13	$5.31	$4.28

Diluted earnings per share
Continuing operations	$1.77	$1.12	$5.21	$4.23
Discontinued operations	—	—	0.07	0.01
	$1.77	$1.12	$5.28	$4.24

Weighted average shares outstanding
Basic	72.2	79.8	74.5	83.4
Diluted	72.7	80.5	75.0	84.2

Table 2

Travel + Leisure Co.
Summary Data Sheet
(in millions, except per share amounts, unless otherwise indicated)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2023	2022	Change	2023	2022	Change
Consolidated Results

Net income attributable to TNL shareholders	$129	$90	43%	$396	$357	11%
Diluted earnings per share	$1.77	$1.12	58%	$5.28	$4.24	25%
Net income from continuing operations	$129	$90	43%	$391	$356	10%
Diluted earnings per share from continuing operations	$1.77	$1.12	58%	$5.21	$4.23	23%

Net income margin	13.8%	10.0%		10.6%	10.0%

Adjusted Earnings
Adjusted EBITDA	$240	$225	7%	$908	$859	6%
Adjusted net income	$144	$105	37%	$427	$380	12%
Adjusted diluted earnings per share	$1.98	$1.30	52%	$5.70	$4.52	26%

Segment Results

Net Revenues
Vacation Ownership	$776	$737	5%	$3,041	$2,835	7%
Travel and Membership	158	163	(3)%	711	735	(3)%
Corporate and other	1	(1)		(2)	(3)
Total	$935	$899	4%	$3,750	$3,567	5%

Adjusted EBITDA
Vacation Ownership	$208	$186	12%	$729	$665	10%
Travel and Membership	52	57	(9)%	247	268	(8)%
Segment Adjusted EBITDA	260	243		976	933
Corporate and other	(20)	(18)		(68)	(74)
Total Adjusted EBITDA	$240	$225	7%	$908	$859	6%

Adjusted EBITDA Margin	25.7%	25.0%		24.2%	24.1%
Note: Amounts may not calculate due to rounding. See "Presentation of Financial Information" and Table 5 for Non-GAAP definitions. For a full reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures, refer to Table 3.

Table 2
(continued)
Travel + Leisure Co.
Summary Data Sheet
(in millions, unless otherwise indicated)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2023	2022	Change	2023	2022	Change
Vacation Ownership

Net VOI Sales	$410	$384	7%	$1,582	$1,484	7%
Loan loss provision	92	86	7%	348	302	15%
Gross VOI sales, net of Fee-for-Service sales	502	470	7%	1,930	1,786	8%
Fee-for-Service sales	38	51	(25)%	219	196	12%
Gross VOI sales	$540	$521	4%	$2,149	$1,982	8%

Tours (in thousands)	172	147	17%	663	561	18%
VPG (in dollars)	3,058	3,434	(11)%	3,128	3,426	(9)%

Tour generated VOI sales	525	503	4%	2,075	1,923	8%
Telesales and other	15	18	(17)%	74	59	25%
Gross VOI sales	540	521	4%	2,149	1,982	8%

Net VOI sales	410	384	7%	1,582	1,484	7%
Property management revenue	204	198	3%	814	763	7%
Consumer financing	114	105	9%	427	406	5%
Other (a)	48	50	(4)%	218	182	20%
Total Vacation Ownership revenue	776	737	5%	3,041	2,835	7%

Travel and Membership

Avg. number of exchange members (in thousands)	3,524	3,508	—%	3,515	3,524	—%

Transactions (in thousands)	191	208	(8)%	959	1,022	(6)%
Revenue per transaction (in dollars)	375	367	2%	357	341	5%
Exchange transaction revenue	72	76	(5)%	343	348	(1)%

Transactions (in thousands)	145	150	(3)%	679	709	(4)%
Revenue per transaction (in dollars)	222	212	5%	230	241	(4)%
Travel Club transaction revenue	32	32	—%	156	171	(9)%

Transactions (in thousands)	336	358	(6)%	1,638	1,731	(5)%
Revenue per transaction (in dollars)	310	302	2%	305	300	2%
Travel and Membership transaction revenue	104	108	(4)%	499	519	(4)%

Transaction revenue	104	108	(4)%	499	519	(4)%
Subscription revenue	46	47	(2)%	183	184	(1)%
Other (b)	8	8	—%	29	32	(9)%
Total Travel and Membership revenue	158	163	(3)%	711	735	(3)%
Note:    Amounts may not compute due to rounding.
(a)    Includes fee-for-service commission revenues and other ancillary revenues.
(b)    Primarily related to cancellation fees, commissions and other ancillary revenue.

Table 3
Travel + Leisure Co.
Non-GAAP Measure: Reconciliation of Net Income to
Adjusted Net Income to Adjusted EBITDA
(in millions, except diluted per share amounts

	Three Months Ended December 31,
	2023	EPS	Margin %	2022	EPS	Margin %
Net income attributable to TNL shareholders	$129	$1.77	13.8%	$90	$1.12	10.0%
Restructuring (a)	14			7
Amortization of acquired intangibles (b)	3			2
Asset impairments, net	1			12
Debt modification	1			—
Taxes (c)	(4)			(5)
Adjusted net income	$144	$1.98	15.4%	$105	1.30	11.7%
Income taxes on adjusted net income	2			34
Interest expense	68			51
Depreciation	26			26
Stock-based compensation expense (d)	5			11
Debt modification (e)	(1)			—
Interest income	(4)			(3)
Adjusted EBITDA	$240		25.7%	$225		25.0%

Diluted Shares Outstanding	72.7			80.5

	Twelve Months Ended December 31,
	2023	EPS	Margin %	2022	EPS	Margin %
Net income attributable to TNL shareholders	$396	$5.28	10.6%	$357	$4.24	10.0%
Gain on disposal of discontinued business, net of income taxes	(5)			(1)
Net income from continuing operations	$391	$5.21	10.4%	$356	$4.23	10.0%
Restructuring (a)	26			14
Amortization of acquired intangibles (b)	10			9
Legacy items	8			1
Loss on sale of business	2			—
Asset impairments, net (f)	1			11
Debt modification	1			—
Loss on equity investment	—			5
COVID-19 related costs	—			2
Fair value change in contingent consideration	—			(10)
Taxes (c)	(12)			(8)
Adjusted net income	$427	$5.70	11.4%	$380	4.52	10.7%
Income taxes on adjusted net income	106			138
Interest expense	251			195
Depreciation	102			110
Stock-based compensation expense (d)	36			42
Debt modification (e)	(1)			—
Interest income	(13)			(6)
Adjusted EBITDA	$908		24.2%	$859		24.1%

Diluted Shares Outstanding	75.0			84.2

Amounts may not calculate due to rounding. The tables above reconcile certain non-GAAP financial measures to their closest GAAP measure. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the income statement in order to assist investors' understanding of the overall impact of such adjustments. In addition to GAAP financial measures, the Company provides Adjusted net income, Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted diluted EPS to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which in our view do not necessarily reflect

Table 3
(continued)
ongoing performance. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. These supplemental disclosures are in addition to GAAP reported measures. Non-GAAP measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP. Our presentation of adjusted measures may not be comparable to similarly-titled measures used by other companies. See "Presentation of Financial Information" and table 5 for the definitions of these non-GAAP measures.

(a)    Includes $2 million stock-based compensation expenses associated with the 2023 restructuring plans for the three months ended December 31, 2023. Includes $2 million and $3 million of stock-based compensation expenses associated with the 2023 and 2022 restructuring plans for the twelve months ended December 31, 2023 and 2022.
(b)     Amortization of acquisition-related intangible assets is excluded from Adjusted net income and Adjusted EBITDA.
(c)    Represents the tax effects on the adjustments. We determine the tax effects of the non-GAAP adjustments based on the nature of the underlying adjustment and the relevant tax jurisdictions. The tax effect of the non-GAAP adjustments was calculated based on an evaluation of the statutory tax treatment and the applicable statutory tax rate in the relevant jurisdictions.
(d)    All stock-based compensation is excluded from Adjusted EBITDA.
(e)    Debt modifications are excluded from Adjusted net income, while included for Adjusted EBITDA.
(f)    Includes $1 million of inventory impairments for the twelve months ended December 31, 2023 and 2022, included in Cost of vacation ownership interests on the Consolidated Statements of Income.

Table 4

Travel + Leisure Co.
Non-GAAP Measure: Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow
(in millions)

	Twelve Months Ended December 31,
	2023	2022

Net cash provided by operating activities	$350	$442
Property and equipment additions	(74)	(52)
Sum of proceeds and principal payments of non-recourse vacation ownership debt	103	47
Free cash flow	$379	$437
COVID-19 related adjustments (a)	—	2
Adjusted free cash flow (b)	$379	$439

Net income attributable to TNL shareholders	$396	$357
Adjusted EBITDA (c)	$908	$859

Net income cash flow conversion (d)	88%	124%
Adjusted free cash flow conversion	42%	51%

(a)     Includes cash paid for COVID-19 expenses factored into the calculation of Adjusted EBITDA.
(b)    The Company had $80 million of net cash used in investing and $500 million of net cash used in financing activities for the year ended December 31, 2023, and $50 million of net cash used in investing activities and $196 million of net cash used in financing activities for the year ended December 31, 2022.
(c)    See table 3 for a reconciliation of Net income attributable to TNL shareholders to Adjusted EBITDA.
(d)    Represents Net cash provided by operating activities as a percentage of Net Income

Table 5

Definitions
Adjusted Diluted Earnings per Share: A non-GAAP measure, defined by the Company as Adjusted net income divided by the diluted weighted average number of common shares. Adjusted Diluted Earnings per Share is useful to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods.
Adjusted EBITDA: A non-GAAP measure, defined by the Company as net income from continuing operations before depreciation and amortization, interest expense (excluding consumer financing interest), early extinguishment of debt, interest income (excluding consumer financing revenues) and income taxes, each of which is presented on the Consolidated Statements of Income. Adjusted EBITDA also excludes stock-based compensation costs, separation and restructuring costs, legacy items, transaction costs for acquisitions and divestitures, asset impairments/recoveries, gains and losses on sale/disposition of business, and items that meet the conditions of unusual and/or infrequent. Legacy items include the resolution of and adjustments to certain contingent assets and liabilities related to acquisitions of continuing businesses and dispositions, including the separation of Wyndham Hotels & Resorts, Inc. and Cendant, and the sale of the vacation rentals businesses. We believe that when considered with GAAP measures, Adjusted EBITDA is useful to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. Adjusted EBITDA should not be considered in isolation or as a substitute for net income/(loss) or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.
Adjusted EBITDA Margin: A non-GAAP measure, represents Adjusted EBITDA as a percentage of revenue. Adjusted EBITDA Margin is useful to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods.
Adjusted Free Cash Flow: A non-GAAP measure, defined by the Company as net cash provided by operating activities from continuing operations less property and equipment additions (capital expenditures) plus the sum of proceeds and principal payments of non-recourse vacation ownership debt, while also adding back cash paid for transaction costs for acquisitions and divestitures, separation adjustments associated with the spin-off of Wyndham Hotels, and certain adjustments related to COVID-19. TNL believes Adjusted FCF to be a useful operating performance measure to evaluate the ability of its operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, its ability to grow its business through acquisitions and equity investments, as well as its ability to return cash to shareholders through dividends and share repurchases. A limitation of using Adjusted free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating TNL is that Adjusted free cash flow does not represent the total cash movement for the period as detailed in the consolidated statement of cash flows.
Adjusted Free Cash Flow Conversion: A non-GAAP measure, represents Adjusted free cash flow as a percentage of Adjusted EBITDA. We use this non-GAAP performance measure to assist in evaluating our operating performance and the quality of our earnings as represented by adjusted EBITDA, and to evaluate the performance of our current and prospective operating and strategic initiatives in generating cash flows from our earnings performance. This measure also assists investors in evaluating our operating performance, management of our assets, and ability to generate cash flows from our earnings, as well as facilitating period-to-period comparisons.
Adjusted Net Income: A non-GAAP measure, defined by the Company as net income from continuing operations adjusted to exclude separation and restructuring costs, legacy items, transaction costs for acquisitions and divestitures, amortization of acquisition-related assets, debt modification costs, impairments, gains and losses on sale/disposition of business, and items that meet the conditions of unusual and/or infrequent and the tax effect of such adjustments. Legacy items include the resolution of and adjustments to certain contingent assets and liabilities related to acquisitions of continuing businesses and dispositions, including the separation of Wyndham Hotels and Cendant, and the sale of the vacation rentals businesses. Adjusted Net Income is useful to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods.
Average Number of Exchange Members: Represents paid members in our vacation exchange programs who are considered to be in good standing.
Free Cash Flow (FCF): A non-GAAP measure, defined by TNL as net cash provided by operating activities from continuing operations less property and equipment additions (capital expenditures) plus the sum of proceeds and principal payments of non-recourse vacation ownership debt. TNL believes FCF to be a useful operating performance measure to evaluate the ability of its operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, its ability to grow its business through acquisitions and equity investments, as well as its ability to return cash to shareholders through dividends and share repurchases. A limitation of using FCF versus the GAAP measure of net cash provided by operating activities as a means for evaluating TNL is that FCF does not represent the total cash movement for the period as detailed in the consolidated statement of cash flows.
Gross Vacation Ownership Interest Sales: A non-GAAP measure, represents sales of vacation ownership interests (VOIs), including sales under the fee-for-service program before the effect of loan loss provisions. We believe that Gross VOI sales provide an enhanced understanding of the performance of our vacation ownership business because it directly measures the sales volume of this business during a given reporting period.
Leverage Ratio: The Company calculates leverage ratio as net debt divided by Adjusted EBITDA as defined in the credit agreement.
Net Debt: Net debt equals total debt outstanding, less non-recourse vacation ownership debt and cash and cash equivalents.
Tours: Represents the number of tours taken by guests in our efforts to sell VOIs.
Travel and Membership Revenue per Transaction: Represents transaction revenue divided by transactions, provided in two categories; Exchange, which is primarily RCI, and Travel Club.
Travel and Membership Transactions: Represents the number of exchanges and travel bookings recognized as revenue during the period, net of cancellations. This measure is provided in two categories; Exchange, which is primarily RCI, and Travel Club.
Volume Per Guest (VPG): Represents Gross VOI sales (excluding telesales and virtual sales) divided by the number of tours. The Company has excluded non-tour sales in the calculation of VPG because non-tour sales are generated by a different marketing channel.

Table 5
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We believe that VPG provides an enhanced understanding of the performance of our Vacation Ownership business because it directly measures the efficiency of its tour selling efforts during a given reporting period.